Exhibit 99.1

American Oriental Bioengineering Reports

Third Quarter 2008 Financial Results

— Revenue Increased 62% to $70.6 Million in 3Q08 —

— 3Q08 Net Income Increased 38% to $16.5 Million —

— 3Q08 Diluted EPS $0.21 versus 3Q07 Diluted EPS $0.16 —

New York, November 10, 2008 — American Oriental Bioengineering, Inc. (NYSE: AOB) , a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products in China, today announced financial results for the quarter ended September 30, 2008.

Financial Results

Revenue in the third quarter of 2008 increased 62% year over year to $70.6 million from $43.5 million, reflecting a continued increase in demand for the Company’s OTC and prescription pharmaceutical products. Revenue from pharmaceutical products increased 75% to $62.1 million from $35.5 million in the third quarter of 2007. Revenue from OTC pharmaceutical products increased 91% to $37.8 million from $19.8 million in the prior year’s third quarter, reflecting continued recognition of the Company’s new products supported by effective marketing campaigns. Sales generated by CCXA and Boke, which were not subsidiaries in the third quarter of 2007, were major contributors to the increase in OTC sales and generated a combined $17.1 million of revenue during the third quarter of 2008. Strong sales of the Jinji series and Jinji Yimucao products also contributed to the increase in OTC revenue during the third quarter of 2008. Prescription pharmaceutical products generated $24.3 million in revenue during the third quarter of 2008, a 55% year over year increase. Prescription pharmaceutical sales increasingly reflect contributions from the Company’s diversifying product portfolio, including recently launched CCXA prescription products, as well as from existing products. Expanding rural market coverage also drove prescription pharmaceutical revenue performance during the third quarter of 2008. Nutraceutical product revenue increased approximately 6% to $8.5 million in the third quarter of 2008 from $8.0 million in the prior year’s period, and decreased as a percentage of total revenue to approximately 12% versus 18% in the comparable period. The increase in Nutraceutical revenue was mainly attributed to the increase in sales of peptide tablets and peptide powder. The Company continues to focus on selling and marketing higher growth pharmaceutical products.

Gross profit in the third quarter of 2008 increased 54% to $47.2 million from $30.7 million in the third quarter of 2007. Gross margin was approximately 66.9%, compared to 70.5% in the prior year’s period, reflecting the integration of CCXA and a shift in product mix.

For the third quarter of 2008, operating expenses increased 52% to $25.3 million from $16.7 million in the comparable period of 2007. The increase in operating expenses was primarily due to increases in sales and marketing expenses, as well as additional depreciation and amortization costs due to the Boke and CCXA acquisitions. Income from operations in the third quarter of 2008 increased 56% to $21.8 million from $14.0 million in the third quarter of 2007, while operating margin was 31%, compared to 32% in the third quarter of the prior year.

Net income for the third quarter of 2008 increased 38% to $16.5 million, or $0.21 per diluted share, compared to $11.9 million, or $0.16 per diluted share, in the prior year’s period. Diluted share count in the third quarter of 2008 was 85.4 million, compared to 75.3 million in the third quarter of 2007.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented, “We are very pleased with our financial performance in the third quarter of 2008, which demonstrates continued growth across all of our product categories. We are also extremely well-capitalized versus competitors, with over $220 million of cash and operating cash flow up 80% year over year. Lastly, our third quarter results support our confidence in our brand strength, expansion into rural markets, and unique positioning as a leading consolidator in China’s healthcare space.”

Mr. Liu concluded, “Today we are increasing our full year 2008 revenue expectation to at least $250 million, up from prior guidance of $245 million. We are reiterating our full year 2008 net income expectation of $62 million, which excludes convertible note interest expense for the second half of 2008, and also excludes any contributions from Nuo Hua and GHK acquisitions. These recently closed acquisitions should create several exciting opportunities for our Company including enhanced distribution reach in strategic areas like hospital pharmacies, new product development and expertise bringing new products to market in the future.”

Conference Call

The Company will hold a conference call at 8:00 am ET on November 10, 2008 to discuss its fiscal third quarter 2008 results. Listeners may access the call by dialing 1-866-578-5801 or 1-617-213-8058 for international callers, access code: 73013671. A webcast will also be available through AOBO’s website at www.bioaobo.com. A replay of the call will be available through November 17, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 59642931.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended June 30, 2008, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:

Lily Li

Chief Financial Officer

86 10 5982 2038

In the United States:

Ashley M. Ammon

Integrated Corporate Relations, Inc.

203-682-8208

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	SEPTEMBER 30, 2008	DECEMBER 31, 2007
	UNAUDITED
CURRENT ASSETS
Cash and cash equivalents	$219,727,043	$166,410,075
Accounts receivable, net of reserve of $224,333 and $302,270 at September 30, 2008 and December 31, 2007, respectively	24,556,175	16,494,619
Inventories, net	17,251,005	12,264,536
Advances to suppliers	1,467,388	4,309,352
Notes receivable	589,725	2,259,616
Refundable deposit	6,386,418	—
Deferred tax assets	529,813	—
Other current assets	615,765	5,134,118
Total Current Assets	271,123,332	206,872,316

LONG-TERM ASSETS
Plant and equipment, net	70,082,061	48,496,760
Land use rights, net	63,883,307	46,310,240
Deposit for long-term assets	23,565,407	—
Construction-in-progress	446,203	755,614
Other intangible assets, net	24,968,293	26,972,166
Goodwill	22,566,768	22,566,768
Investments in and advances to equity investments	21,479,515	242,551
Deferred tax assets	1,344,484	1,498,481
Unamortized financing cost	4,448,056	—
Total Long-Term Assets	232,784,094	146,842,580

TOTAL ASSETS	$503,907,426	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	SEPTEMBER 30, 2008	DECEMBER 31, 2007
	UNAUDITED
CURRENT LIABILITIES
Accounts payable	$4,788,336	$3,436,352
Other payables and accrued expenses	12,679,625	7,786,157
Taxes payable	4,485,151	2,843,719
Short-term bank loans	6,710,332	6,289,222
Current portion of long-term bank loans	2,966,016	2,374,565
Other liabilities	2,263,080	3,621,030
Deferred tax liabilities	680,544	109,733
Total Current Liabilities	34,573,084	26,460,778

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	818,058	1,263,483
Long-term notes payable	297,390	286,365
Deferred tax liabilities	16,390,430	12,621,180
Convertible Note	115,000,000	—
Total Long-Term Liabilities	132,505,878	14,171,028
TOTAL LIABILITIES	167,078,962	40,631,806

COMMITMENTS

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,249,264 and 77,991,935 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	78,249	77,992
Common stock to be issued	279,332	1,611,333
Prepaid forward repurchase contract	(29,998,616)	—
Additional paid-in capital	195,500,513	193,007,987
Retained earnings (the restricted portion of retained earnings is $15,910,685 at September 30, 2008 and December 31, 2007, respectively)	141,882,532	102,117,792
Accumulated other comprehensive income	29,085,454	16,266,986
Total Shareholders’ Equity	336,828,464	313,083,090
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$503,907,426	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF

INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
REVENUES	$70,593,949	$43,514,049	$168,372,552	$103,062,573
COST OF GOODS SOLD	23,402,407	12,833,252	54,808,490	31,048,916
GROSS PROFIT	47,191,542	30,680,797	113,564,062	72,013,657

Selling and marketing	9,938,877	5,644,776	22,656,477	12,210,509
Advertising	9,913,728	6,934,160	21,760,300	16,150,754
General and administrative	4,467,638	3,742,364	13,633,595	9,234,426
Depreciation and amortization	1,024,436	377,856	3,012,107	1,054,128
Total operating expenses	25,344,679	16,699,156	61,062,479	38,649,817

INCOME FROM OPERATIONS	21,846,863	13,981,641	52,501,583	33,363,840

EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	49,417	3,953	(591,650)	14,848
INTEREST INCOME (EXPENSE), NET	(1,143,013)	360,365	(1,156,782)	375,604
OTHER INCOME (EXPENSE), NET	91,986	(16,144)	(264,515)	118,436
INCOME BEFORE INCOME TAXES	20,845,253	14,329,815	50,488,636	33,872,728

INCOME TAXES	4,362,334	2,386,189	10,723,896	5,846,543

NET INCOME	16,482,919	11,943,626	39,764,740	28,026,185

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain, net of tax	729,272	1,992,992	12,818,468	4,884,314

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	729,272	1,992,992	12,818,468	4,884,314

COMPREHENSIVE INCOME	$17,212,191	$13,936,618	52,583,208	$32,910,499

NET INCOME PER SHARE
BASIC	$0.22	$0.16	0.52	$0.41
DILUTED	$0.21	$0.16	0.50	$0.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	75,101,869	74,379,650	77,164,602	68,012,018
DILUTED	85,417,621	75,331,015	80,553,647	69,234,193